EXHIBIT 99.1

NEWS

Omega Protein Reports 2008 First Quarter Results

HOUSTON, May 8, 2008 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income for the first quarter of 2008 of $1.9 million ($0.11 a share), compared with a net loss of $2.3 million ($0.14 a share) for the first quarter of 2007.

Revenues for the first quarter ended March 31, 2008 were $36.1 million compared with revenues of $31.1 million for the comparable quarter in 2007. Omega Protein recorded operating income of $4.0 million for the first quarter of 2008, versus operating income of $1.2 million for the first quarter of 2007.

Omega Protein’s 2008 first quarter results reflect increased revenues and margins primarily due to higher sales prices received during the current quarter, combined with approximately 4% higher unit volume sales. The results for the three months ended March 31, 2007 were impacted by the write-off of approximately $3.0 million in deferred debt issuance costs and prepayment fees resulting from the refinancing of the Company’s prior credit agreement with a new credit facility in March 2007.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended March 31,
	2008	2007
	(in thousands, except per share amounts)
Revenues	$36,109	$31,129
Cost of sales	27,851	24,866

Gross profit	8,258	6,263
Selling, general and administrative expense	3,675	4,837
Research and development expense	318	208
Loss on disposal assets	217	—

Operating income	4,048	1,218
Interest income (expense), net	(1,057)	(1,593)
Loss resulting from debt refinancing	—	(3,024)
Other income (expense), net	(56)	(102)

Income (loss) before income taxes	2,935	(3,501)
Provision (benefit) for income taxes	1,023	(1,189)

Net income (loss)	$1,912	$(2,312)

Basic earnings (loss) per share	$0.11	$(0.14)

Weighted average common shares outstanding	17,522	16,330

Diluted earnings (loss) per share	$0.11	$(0.14)

Weighted average common shares and potential common share equivalents outstanding	17,904	16,330

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	March 31, 2008	December 31, 2007
	(in thousands, except per share amounts)
ASSETS
Current assets	$110,541	$107,651
Property and equipment, net	98,622	96,659
Deferred tax assets, net	66	175
Other assets	2,984	3,344

Total Assets	$212,213	$207,829

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$25,277	$24,190
Long-term debt, less current maturities	56,840	58,976
Pension liabilities, net	5,309	5,749
Interest rate swap liability	728	459
Stockholders’ equity	124,059	118,455

Total liabilities and stockholders’ equity	$212,213	$207,829

BOOK VALUE PER SHARE OUTSTANDING	$6.93	$6.79

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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